UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                                  March 17, 1998




                            ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number,, including area code: (212) 236-7339

                              ITEM 5. OTHER EVENTS


     On February 28, 1998, Signature Brands USA, a Managed Company in the portfolio of ML-Lee Acquisition Fund, L.P. (the "Fund"), and Sunbeam Corporation ("Sunbeam") executed a definitive merger agreement whereby Sunbeam will acquire all the outstanding shares of Signature Brands USA Common Stock for approximately $250 million ($8.25 per share) by means of a tender offer (the "Tender Offer"), and assume all the debt of Signature Brands USA. Pursuant to the Tender Offer, which was executed on March 6, 1998, the Fund tendered all its shares of Signature Brands USA Common Stock and expects to receive proceeds of approximately $13 million. The Fund estimates that the maximum net Distributable Capital Proceeds per Unit will be $26.19. Any distribution of these net Distributable Capital Proceeds after the payment of expenses and the establishment of reserves, as provided for in the Fund's Partnership Agreement, will be distributed to the Fund's Limited Partners of record as of the date of the expiration of this Tender Offer, which is scheduled to be on April 2, 1998, unless the Tender Offer is extended.

     On March 3, 1998,  the Fund sold its remaining  investment  in  BeefAmerica
Inc., a Managed Company in the Fund's portfolio, consisting of $14 million Senior Preferred Stock and $10 million Junior Preferred Stock (the "Securities"), for $1 million to Lajara II, LLC, a limited liability company owned by the management of BeefAmerica Operating Company. The sale proceeds consist of a $1 million Promissory Note payable to the Fund on or before May 2, 1998. The Securities have been pledged to secure the obligation of Lajara II, LLC under the Promissory Note. Net Distributable Capital Proceeds from this sale will be distributed to Limited Partners of record as of March 3, 1998, and the Fund will recognize a loss of $23 million.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 17th day of March, 1998.


              Signature                           Title


                                    ML Mezzanine Inc.
______________________              Vice President and Treasurer
Audrey Bommer                       (Principal Financial Officer of Registrant)




                                    ML Mezzanine Inc.
______________________              Vice President and Assistant Treasurer
Roger F. Castoral, Jr.              (Principal Accounting Officer of Registrant)